UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2015 (December 3, 2015)

INLAND REAL ESTATE INCOME TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	000-55146 (Commission File Number)	45-3079597 (IRS Employer Identification No.)
2901 Butterfield Road Oak Brook, Illinois 60523 (Address of Principal Executive Offices)
(630) 218-8000 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet

                     Arrangement of a Registrant.

Settlers Ridge. On December 3, 2015, Inland Real Estate Income Trust, Inc. (the “Company”), through IREIT Pittsburgh Settlers Ridge, L.L.C. (the “Settlers Ridge Subsidiary”), the Company’s wholly owned subsidiary and the owner of a 472,572 square foot retail center known as Settlers Ridge, located in Pittsburgh, Pennsylvania, entered into a loan with a life insurance company for approximately $76.5 million. The loan is secured by a first mortgage on Settlers Ridge.

The loan bears interest at a fixed rate equal to 3.70% per annum. The maturity date on the loan is January 1, 2026. The loan requires the Settlers Ridge Subsidiary to make monthly payments of interest only until the maturity date, on which date the outstanding principal balance of the loan plus all accrued and unpaid interest will be due. Subject to satisfying certain conditions, as set forth in the loan documents, the Settlers Ridge Subsidiary may prepay the loan in whole, but not in part, on or after January 1, 2018. If the prepayment occurs on or after January 1, 2018 and prior to October 1, 2025, the Settlers Ridge Subsidiary is obligated to pay a prepayment fee in an amount equal to the greater of (A) the prepayment ratio multiplied by (x – y), where (x) is the present value of all remaining payments of principal and interest including the outstanding principal due on the maturity date, discounted at the rate which, when compounded monthly, is equivalent to the treasury rate compounded semi-annually plus 25 basis points, and (y) is the amount of the principal then outstanding, or (B) 1% of the amount of the principal being prepaid. If the prepayment occurs on or after October 1, 2025, there will be no prepayment fee. Provided only scheduled principal payments are made during the term of the loan, approximately $76.5 million will be due and payable at the maturity date.

The loan documents contain customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, all as set forth in the loan documents, including limitations on the incurrence of unpermitted liens on the property. The loan documents also contain various customary events of default, including the non-payment of principal or interest, any default in compliance with the covenants contained in the documents evidencing the loan and bankruptcy or other insolvency events. Subject to the terms and provisions of the loan documents, the loan will without notice become immediately due and payable at the option of the lender if an event of default occurs. In the event of a default, the Settlers Ridge Subsidiary will be required to pay a default interest rate equal to the lesser of 4% per annum above the interest rate or the maximum interest rate permitted by applicable law.

The Company has guaranteed the obligations or liabilities of the Settlers Ridge Subsidiary to lender for any loss, damages, costs or expenses arising from, among other things, (i) any fraud, material misrepresentation, material breach of warranty or physical waste; (ii) any condemnation award or insurance proceeds or other similar funds which have been misapplied by the Settlers Ridge Subsidiary or which, under the terms of the loan documents, should have been paid to the lender; (iii) rents received by the Settlers Ridge Subsidiary after the occurrence of an event of default and prior to the date the lender acquires title to the property which have not been applied to the debt or in accordance with the loan documents to operating and maintenance expenses of the property; and (iv) the failure to comply with the provisions of the loan agreement pertaining to hazardous materials or the environmental indemnity agreement. The Company has also entered into an environmental indemnity agreement in favor of the lender.

The information set forth above in this Item 2.03 does not purport to be complete in scope and is qualified in its entirety by the full text of the agreements attached to this Current Report as Exhibits 10.1–10.6, which are incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Loan Agreement, dated December 3, 2015, by and between IREIT Pittsburgh Settlers Ridge, L.L.C. and Metropolitan Life Insurance Company

10.2	Promissory Note, dated December 3, 2015, issued by IREIT Pittsburgh Settlers Ridge, L.L.C. in favor of Metropolitan Life Insurance Company

10.3	Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, effective December 3, 2015, by IREIT Pittsburgh Settlers Ridge, L.L.C. for the benefit of Metropolitan Life Insurance Company

10.4	Assignment of Leases, effective December 3, 2015, by IREIT Pittsburgh Settlers Ridge, L.L.C. in favor of Metropolitan Life Insurance Company

10.5	Guaranty of Recourse Obligations, dated December 3, 2015, by Inland Real Estate Income Trust, Inc. in favor of Metropolitan Life Insurance Company

10.6	Unsecured Indemnity Agreement, dated December 3, 2015, by IREIT Pittsburgh Settlers Ridge, L.L.C. and Inland Real Estate Income Trust, Inc. in favor of Metropolitan Life Insurance Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND REAL ESTATE INCOME TRUST, INC.

Date:	December 9, 2015	By:	/s/ David Z. Lichterman
		Name:	David Z. Lichterman
		Title	Vice President, Treasurer and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan Agreement, dated December 3, 2015, by and between IREIT Pittsburgh Settlers Ridge, L.L.C. and Metropolitan Life Insurance Company

10.2	Promissory Note, dated December 3, 2015, issued by IREIT Pittsburgh Settlers Ridge, L.L.C. in favor of Metropolitan Life Insurance Company

10.3	Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, effective December 3, 2015, by IREIT Pittsburgh Settlers Ridge, L.L.C. for the benefit of Metropolitan Life Insurance Company

10.4	Assignment of Leases, effective December 3, 2015, by IREIT Pittsburgh Settlers Ridge, L.L.C. in favor of Metropolitan Life Insurance Company

10.5	Guaranty of Recourse Obligations, dated December 3, 2015, by Inland Real Estate Income Trust, Inc. in favor of Metropolitan Life Insurance Company

10.6	Unsecured Indemnity Agreement, dated December 3, 2015, by IREIT Pittsburgh Settlers Ridge, L.L.C. and Inland Real Estate Income Trust, Inc. in favor of Metropolitan Life Insurance Company